MEMBERSHIP INTEREST

PURCHASE AND SALE AGREEMENT

Highland Pointe Apartments
Yukon, Oklahoma

ARTICLE 1
PROPERTY/PURCHASE PRICE

1.1	CERTAIN BASIC TERMS:

(a)	Purchaser and Notice Address:	Highland Pointe Acquisition, L.L.C.
Attn.: Chadwick T. Sneed
104 Armour Road
P. O. Box 34729
North Kansas City, Missouri 64116
ATTN:
Telephone: (816)303-4500
Facsimile: (816)221-1829
E-Mail: csneed@maxusprop.com

	With a copy to:	Robert B. Thomson
Attorney-at-Law
4324 Belleview, Ste. 201
Kansas City, Missouri 64111
Telephone: (816) 421-2835
Facsimile: (816) 531-6828
E-Mail: rthomson@maxusprop.com

(b)	Company and Notice Address:	West OKC HighlandPointe Associates LLC
ATTN: John Clayton, Manager
c/o ERC Properties, Inc.
815 Fort Street
Barling, Arkansas 72923
Telephone: (479) 478-5117
Facsimile: (479) 452-7252
E-Mail: jclayton@erc.com

	With a copy to:	JOHN ALAN LEWIS
Mitchell, Williams, Selig, Gates & Woodyard
5414 Pinnacle Pointe Drive, Suite 500
Rogers, Arkansas 72758-8131
Telephone: (479) 273-9561
Facsimile: (479) 273-0527
E-Mail: jalewis@mwsgw.com

(c)	Date of this Agreement:	December 22, 2006

(d)	Purchase Price:	$16,250,000 in cash at Closing as adjusted for the
Loan, credits and prorations set forth below.

(e)	Earnest Money:	$50,000 to be delivered to the Escrow Agent within
two (2) business days after delivery of a fully
executed copy hereof to the Escrow Agent to be
held pursuant to the terms hereof. In the event the
Transfer has not been approved by the Closing
Date, the deposit shall be increased to $100,000 by
depositing an additional $50,000 and the Closing
Date shall be extended until January 31, 2007.

(f)	Closing Date:	January 16, 2007, with Purchaser being able
to obtain an extension of thirty (30) day if solely
waiting on lender approval of the Transfer.

(g)	Title Company:	Assured Quality Title Company
ATTN: Jose Evans
(As agents for Lawyers Title Insurance Company)
1001 Walnut
Kansas City, Missouri 64106
Telephone: (816) 221-2880
Facsimile: (816) 221-2884
E-Mail

(h)	Escrow Agent:	Assured Quality Title Company
ATTN: Jose Evans
1001 Walnut
Kansas City, Missouri 64106
Telephone: (816) 221-2880
Facsimile: (816) 221-2884
E-Mail

(i)	Broker:	CBRE Oklahoma
Attn: William Forrest
1200 Northwest 63rd Street, Suite 300
Oklahoma City, Oklahoma 73103
Telephone:
Facsimile:
E-Mail:

RECITALS

A. Manager, as identified below, is the authorized representative of the Sellers, the owners of all of the preferred and common membership interests (“Interests”) in West OKC HighlandPointe Associates, LLC, an Oklahoma limited liability company (the “Company”).

B. Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of Sellers right, title, and interest in and to the Interests upon the terms set forth in this Agreement.

C. HP Partners of West OKC, LLC (“Manager”) is the manager of the Company.

AGREEMENT

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions.

(a) In this Agreement, in addition to the terms defined in the Recitals and elsewhere in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person: (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling 10% or more of the outstanding voting securities of such Person; (c) any officer, director, partner or trustee of such Person; or (d) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the voting securities of any Person described in clauses (a) through (c) of this subparagraph.

“Assignment and Assumption Agreement” means the Assignment and Assumption of Interest, relating to the Interests, in the form attached to this Agreement as Exhibit B pursuant to which the Interests are assigned to Purchaser by the Sellers.

“Breakup Fee” shall have the meaning set out in Section 14.2.

“Company Documents” means the Operating Agreement of the Company and the Other Documents.

 “Encumbrance” means any lien, claim, charge, security interest, pledge, rights of others, title retention agreement, defect in title, covenant, or other restriction of any kind.

“Governmental Authority” means any federal, state, or local government, or any other governmental, administrative, or judicial authority, body, entity, or agency with jurisdiction.

“Inspection Period” shall mean up to and including December 29, 2006.

“Interest or Interests”, mean the membership interests in the Company including both common and preferred units of each Member of the Company.

“Lender” means the current construction lender which has a first mortgage loan secured by the Property in the approximate principal balance of $13,700,000.

“Lender Approval” is the consent of the Transfer required by the Lender under the Loan Documents.

“Loan Documents” means the documents executed by the Company and Lender evidencing a loan secured by the Property.

 “Member” means each of the Members of the Company as defined in the Operating Agreement of the Company, (colletively the “Sellers”).

“Other Documents” is defined in Section 3.6.

“Operating Agreement” means the Operating Agreement of the Company dated Januray 8, 2003.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or Governmental Authority.

“Property” means the real property and other assets owned by the Company and legally described in Exhibit A hereto.

“Purchaser Agreements” is defined in Section 4.2(a).

“Purchase Price” is defined in Section 2.3.

“Required Consents” means: the duly executed and delivered written consent of each lender to the Company which, pursuant to the applicable loan documents, is required with respect to the transactions contemplated by this Agreement. Purchaser understands that consummation of this Purchase Agreement is expressly contingent upon the written consent and approval of the Board of Trustees of Maxus Realty Trust, Inc. (the “Maxus Approval”) and the approval of a majority in interest of the Sellers holding preferred units in the Company (the “Sellers’ Consent”), said approval to be obtained at a special meeting of the Company’s members to be held as soon as permitted following Purchaser’s execution of this Agreement. In the event the Maxus Approval is not received by the Purchaser and delivered to Company prior to December 22, 2006 and the Sellers Consent received by the Company and delivered to

Purchaser prior to January 31, 2007, then this Purchase Agreement shall automatically teminate and neither party shall have any liability hereunder other than Seller’s payment to Purchaser of the Breakup Fee as set forth in Section 14.2.

“Reserve Holdback Fund” is defined in Section 2.3(c).

“Rights” means, with respect to an Interest, any agreement, warrant, option, put, call, right, or other commitment relating to the issuance, sale, purchase, redemption, conversion, exchange, voting, or other transfer of such interest.

“Sellers” means each of the Members of the Company.

“Sellers Consent” shall have meaning given it in the definition of “Required Consents”.

“Seller Agreements” is defined in Section 3.3(a).

“Transfer” means the sale of the Interests to Purchaser by the Sellers which requires Lender approval.

ARTICLE II

EARNEST MONEY; PURCHASE AND SALE OF INTEREST

Section 2.1 Earnest Money. Upon execution of this Agreement, Purchaser will deposit with the Escrow Agent the Earnest Money, (the "Earnest Money"). If this Agreement is terminated or the transactions contemplated by this Agreement are not consummated because of a default by Sellers under this Agreement, the failure to obtain the Sellers’ Consent or the failure to obtain Lender Approval, then the Earnest Money will be refunded to Purchaser. If the transaction described in this Agreement is not consummated due to a default by Purchaser under this Agreement, then the Earnest Money will be paid to the Company as liquidated damages and as Sellers and athe Company’s sole remedy. If the transactions described in this Agreement are consummated, at closing the Earnest Money and any interest thereon will be applied to payment of the Purchase Price. Notwithstanding anything to the contrary, Purchaser shall have the sole right to terminate this Agreement prior to the expiration of the Inspection Period, in its sole discretion, in which event the Earnest Money shall be returned to Purchaser.

Section 2.2 Purchase and Sale of Interests. On the Closing Date, Sellers agree to sell, transfer, assign, and convey all of the Interests (both preferred units and common units) to Purchaser, and Purchaser agrees to purchase and accept from Sellers, the Interests and all of Sellers, right, title, and interest relating to the Interest, free and clear of all Encumbrances and Rights, including but not limited to any unpaid preferred distributions, development fees and any other fees, distributions or payments owing or owed to Sellers or

Manager by the Company (“Fees”). Provided, however, that the following must occur prior to or simultaneously with, the Closing:

(a)	the Required Consents are obtained;

(b)	each of the Sellers has executed an Assignment and Assumption Agreement;

(c) the Company shall have paid or caused the management agent for the Property to have waived any of its accrued but unpaid management fees and other monies owed to it as evidenced by a release from such management company, in form and substance acceptable to Purchaser and such management agreement shall have been terminated,

(d) the Title Company has issued its Title Policy in the amount of the Purchase Price containing only those Permitted Exceptions accepted by Purchaser.

Section 2.3 Purchase Price.

(a) Purchaser agrees to pay to Sellers for the Interests and the Sellers right, title, and interest relating to the Interests, a purchase price of U.S.$16,250,000 (the “Purchase Price) payable as follows:

(i) Assumption of the loan with the Lender which currently encumbers the Property in the approximate amount of $13,700,000 which shall reduce the Purchase Price;

(ii) the remainder in cash as adjusted for deposits, credits, debits and prorations, to be paid to the Sellers to those persons and in such amounts as shall be directed by the Company to the Escrow Agent.

(b) The Purchase Price, less the Earnest Money, will be payable, in full by the Purchaser to the Manager on the Closing Date; less and except the Reserve Holdback Fund as defined and identified in Section 2.3(c) below. The Manager shall be solely responsible for distributing the proceeds of the Sale to the Sellers.

(c) From the Purchase Price, Buyer shall deposit with the Escrow Agent the sum of $75,000 (the “Reserve Holdback Fund”) which shall be used to pay those costs or expenses set out in Section 3.5 and that were either unknown as of the date of the Closing or incapable of being determined as of the Closing. The Escrow Agent shall draw upon the Reserve Holdback Fund to pay only those bills or expenses that Seller and Purchaser authorize it in writing to pay pursuant to the terms of the Escrow Agreement set out in Exhibit D, attached. Thirty (30) days following the Closing, the lesser of Fifty Thousand Dollars or two-thirds (2/3rds) of the Reserve Holdback Fund shall be paid by the Escrow Agent to Seller with the remaining balance of the Reserve Holdback Fund being paid to Seller sixty (60) days following the Closing.

Section 2.4 Access To Property; Indemnification.

(a) Prior to the Closing, subject to the rights of the existing tenants at the Property, Purchaser and Purchaser’s representatives will have access to the Property at all reasonable times for the purpose of inspecting the Property.

(b) Purchaser will hold harmless, indemnify, and defend the Company from and against any Claim, as defined below, whether direct, contingent, or consequential, based upon Purchaser’s, or Purchaser’s agents', acts or omissions in any way related to Purchaser’s inspection of the Property. The provisions of this paragraph will survive the closing or termination of this Agreement.

(c) The indemnity described in subparagraph (b) above will cover the costs and expenses of the Company, including reasonable attorneys' fees, related to any action, suit, or judgment incident to any of the matters covered by such indemnity.

(d) The Company will notify Purchaser of any Claim against the Company covered by the indemnity described in subparagraph (b) above within 45 days after receipt of actual notice of such Claim, but failure to so notify Purchaser will in no case prejudice the Company’s rights under this Agreement unless Purchaser is materially prejudiced by such failure and then only to the extent of such prejudice. Should Purchaser fail to discharge or undertake to defend the Company against such liability upon learning of the same, then the Company may settle such liability, and Purchaser’ liability under this provision will be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including reasonable attorneys' fees, incurred by the Company in effecting such settlement.

(e) "Claim" means any obligation, liability, claim (including, but not limited to, any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense.

Section 2.5 Indemnification As To Partnership Creditors and Claimants

(a) Purchaser agrees to defend, indemnify and hold harmless the Manager and the Sellers, for all claims that occur subsequent to the closing of the transaction, with respect to acts of the Purchaser that occur after the Closing Date.

(b) The Manager shall defend, indemnify and hold harmless Purchaser for all claims from creditors of the Company that result from the Company’s operations prior to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MANAGER

The Manager represents and warrants to the Purchaseras representative of the Sellers, but only to the best of its knowledge, that, as of the date of this Agreement and as of the Closing Date:

Section 3.1 Existence and Authority.

(a) Sellers have the power and authority to carry out the obligations contemplated by this Agreement and each of the other Seller Agreements to which they are a party.

Section 3.2 Interest and Title.

(a) Sellers are the owners of the Interests (both preferred and common units), free and clear of all Encumbrances and Rights. The sole consideration for the purchase of the Interests is the Purchase Price. Sellers have no claim to receive any additional amounts from the Company. Sellers will transfer to Purchaser title to the Interests free and clear of all Fees, Encumbrances and Rights.

(b) Sellers are the owners of 100% of all the membership

interests in the Company, both preferred and common units.

Section 3.3 Action.

(a) Sellers have all requisite power and authority to execute, deliver, and perform this Agreement and the Assignment and Assumption Agreement (collectively, the “Seller Agreements”). The execution, delivery, and performance by Sellers of each of the Seller Agreements have been duly authorized by all necessary company action on the part of Sellers. When executed and delivered by Sellers, the Seller Agreements will have been validly executed and delivered by Sellers. When executed and delivered by Sellers, each of the Seller Agreements will be the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity, whether applied by a court of law or equity.

Section 3.4 No Consent Required. Except for the Required Consents, no consent, authorization, approval, license, exemption or permit of or from, or notice to or filing with, any Authority or any other party, is required for the transfer of the Interests as contemplated hereby or for the execution, delivery, or compliance with the terms of this agreement or the other Seller Agreements.

Section 3.5 Title; Existence; Current Payables. The Sellers have not previously transferred the Interests. The Company exists and is in good standing. Attached to this Agreement as Exhibit C is a list of the payables of the Company as of the date set forth on such Exhibit C, which list of payables the Manager will update at Closing to a date as close to the Closing Date as is practicable. The Manager agrees to pay all of the Payables set forth on Exhibit C prior to or on the Closing Date. The Reserve Holdback Fund (as identified in Section 2.3(c) shall be placed in escrow from the Purchase Price at Closing pursuant to the terms of the Escrow Agreement attached hereto as Exhibit D.

Section 3.6 Operating Documents. To the best actual knowledge of the Manager, the Operating Agreement and the other documents delivered to or to be delivered to Purchaser by Sellers (the “Other Documents”) listed on Exhibit E are the only documents executed by the Sellers in connection with Sellers acquisition and/or ownership of the Interests, and the copies of the Operating Agreement and the Other Documents that have been delivered to Purchaser are true, correct, and complete copies of such documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to Seller that:

Section 4.1 Entity Existence; Qualification. The Purchaser is a Missouri limited liability company, duly formed, validly existing, and in good standing under the laws of the State of Missouri.

Section 4.2 Entity Action.

(a) The Purchaser has all requisite company power and authority to execute, deliver, and perform each of this Agreement, and the Assignment and Assumption Agreements (collectively, the “Purchaser Agreements”). The execution, delivery, and performance by Purchaser of each of the Purchaser Agreements have been duly authorized by all necessary company action on the part of Purchaser. When executed and delivered by Purchaser, the Purchaser Agreements will have been validly executed and delivered by Purchaser. When executed and delivered by Purchaser, each of the Purchaser Agreements will be the legal, valid, and binding obligation of Purchaser, in each case enforceable against Purchaser in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity, whether applied by a court of law or equity.

Section 4.3 No Consent Required. No consent, authorization, approval, order, license, certificate, or permit or act of or from, or declaration or filing with, any governmental authority or any party to any contract, agreement, instrument, lease, or license to which either Purchaser is a party or by which either Purchaser is bound, is required for the execution, delivery, or compliance with the Purchaser Agreements, other than the Required Consents.

ARTICLE V

EXPENSES

Section 5.1 Expenses. Each party will pay all costs and expenses incident to such party’s negotiation and preparation of this Agreement and the other documents contemplated by this Agreement, and to such party’s performance and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by such party, including the fees, expenses, and disbursements of such party’s counsel and accountants.

ARTICLE VI

CLOSING; ITEMS DELIVERED; ACTIONS PENDING CLOSING

Section 6.1 Items To Be Delivered to Purchaser at the Closing. The following items will be delivered to Purchaser and or Title Company as dispersing agent for the closing, by the Manager and/or Sellers on the Closing Date:

(a) An update to Exhibit C updating the list of Company or Property payables to a date as close to the Closing Date as is practicable.

(b) A certificate from the Manager of the Company that, to the best actual knowledge of the Manager, there has been no “Material Adverse Change” (as defined below) with respect to the Company or the Property since the date of this Agreement except as may be set forth in such certificate. For the purposes of this Section 6.1(d), “Material Adverse Change” means any increase in any single liability item of the Company greater than $10,000, an increase in the aggregate of all liabilities items of the Company greater than $100,000.

(c) The Assignment and Assumption Agreement from the Sellers as set forth in Exhibit B.

(d) A new Owner’s Title Policy in the amount of the Purchase Price.

(e) A signed Closing Statement.

(f) A copy of BKD’s audit of the Company delivered to Purchaser on or before March 15, 2007.

Section 6.2 Items To Be Delivered at Closing. The following items will be delivered to the Title Company, as dispursing agent for the Closing, on the Closing Date:

(a) the Purchase Price in collected funds.

(b) a signed Closing Statement

Section 6.3 Additional Items To Be Delivered at Closing.

(a) Sellers and Purchaser will execute and mutually deliver, to one another, the Assignment and Assumption Agreements.

(b) Manager and Purchaser will execute and deliver, as appropriate, such additional documents as may be reasonably required to effectuate the complete sale and transfer of the Interests to Purchaser pursuant to this Agreement.

(c) Prorations of Income. All income of the Property will be prorated as of the Closing Date. All security deposits will be credited to Purchaser.

(d) Establishment of the Reserve Holdback Fund with Escrow Agent.

ARTICLE VII

THE PROPERTY

Section 7.1 PROPERTY: The Company owns the following Real Property, Personal Property and Intangible Property each of the foregoing items being defined collectively as the “Property”):

(a)
The “Real Property” is as described in Exhibit "A", together with the roads, utilities, buildings, improvements and fixtures (such term to include all heating, air conditioning, plumbing, electrical and mechanical systems, lighting systems, carpeting, draperies, the satellite TV system (including all related components), and like items) thereon (the "Improvements") commonly known as “Highland Point Apartments”, a 232 unit apartment project located in Oklahoma City, Oklahoma, and with an address in Yukon, Oklahoma, including easements or rights-of-way relating thereto and all appurtenances thereunto belonging, and, without warranty, all rights, title, and interest, if any, of the Company in and to the land lying within any street or roadway adjoining the real property described above or any vacated or hereafter vacated street or alley adjoining said real property, and any and all oil, gas and other mineral interests in and under said land, and all rights incident thereto, not previously reserved or conveyed of record.

(b)
All of the Company’s right, title and interest, in and to all tenant security and other deposits, prepaid rents, model furniture, appliances, maintenance equipment and supplies, office equipment and furnishings, and other tangible personal property, if any, owned by the Company (the "Personal Property") presently located on such Real Property, all as enumerated on Schedule 1.2(b) hereof.

(c)
The “Intangible Property” consists of all of Company's right, title and interest, in and to all of the following items, relating to the ownership, operation and management of the Property: (i) licenses, and permits, (ii) telephone exchanges, trade names, marks, and other identifying materials, (iii) guaranties and warranties from all contractor, subcontractor, manufacturer or other person in connection with the construction or operation of the Property or Improvements, (iv) all of Company’s goodwill, name recognition and Company’s rights, if any, in the current name of the Improvements, (v) service and other agreements assumed by Purchaser, if any, (vi) the "Leases", being all leases of the Improvements, together with each amendment, modification and renewal thereof, including leases which may be made by Company after the date hereof and prior to Closing as permitted by this Agreement, each as shown on the Rent Roll as such term is defined in Section 2.1 hereof, (vii) certificates of occupancy, (viii) plans, specifications, drawings for all onsite Improvements and all offsite Improvements benefiting the Property, and (ix) all other general intangible items of a like and similar nature.

ARTICLE VIII
INSPECTIONS

Section 8.1 PROPERTY INFORMATION: The Company shall make available to Purchaser copies of the following ("Property Information") within two (2) days of the Date of this Agreement and Purchaser shall acknowledge receipt of same in writing:

(a) Existing title policy and commitments and land survey.

(b)	All engineering, environmental, structural, soils (including ongoing and final inspections), compaction, pest or wood destroying organism, or other certificates or reports pertaining to the Property.

(c)	Copies of all plans, specifications and final construction drawings and documents for the Property.

(d)
Copies of all Leases or other forms of occupancy or use agreements at the Property, Seller’s standard lease form, and all other agreements affecting the Property and any amendments thereto, together with tenant credit files, tenant correspondence, delinquency notices or default notices (the foregoing to be made available to Purchaser at the Property).

(e)	Copies of all warranties or guarantees from all contractors and subcontractors relating to the Property including any manufacturer’s warranties, owner’s manuals or other documents related thereto.

(f)	Copies of all real estate and personal property tax statements and/or estimates or other information in Seller’s possession with respect to the Property.

(g)
Copies of all operating information (including, all annual insurance premiums and utility expenses), income statements and general ledgers for year to date 2006. Monthly statements shall be furnished within twenty (20) days after the end of each calendar month from the Date of this Agreement through Closing.

(h)	A “Rent Roll” dated no earlier than the date of this Agreement (Section 1.1 (e)) certified as true, complete and accurate by Seller which shall be recertified and updated no more than two (2) days prior to Closing listing tenant deposits, delinquencies, rents prepared in Seller’s ordinary course of business.

(i)
A list together with legible, complete copies of all service, management, maintenance or other contracts (“Service Contracts”) affecting the Property with addresses and telephone numbers for each vendor, together with a list of any such agreements which cannot be cancelled by Seller effective as of the Closing.

(j)	List of all Personal Property.

(k)	A list of all litigation, claims, or proceedings affecting the Property.

(l)	Final certificates of occupancy for the Property and the Improvements.

(m)	Zoning/flood plain information and reports.

(n)	Copies of all material governmental notices received by Seller in relation to the Property.

(o)	A list of all persons currently employed at the Property, together with a schedule of wages, salaries and other compensation actually paid to them and their respective job descriptions.

(p)	The Termite Certificate referenced in Section 9.4.

Section 8.2 CONFIDENTIALITY: The Property Information and all other information furnished to, or obtained through inspection of the Property by, Purchaser, its affiliates, employees or agents relating to the Property (other than matters of public record), will be treated by Purchaser, its affiliates, employees and agents as confidential, and unless legally required to do so, will not be disclosed by Purchaser to anyone other than on a need-to-know basis to Purchaser's consultants, investors, attorneys and lenders. The Company will not disclose the terms of this Agreement to anyone other than on a need-to-know basis to the Company's consultants, members, investors, attorneys and lenders.

Section 8.3 INSPECTIONS IN GENERAL: All of such entries upon the Property shall be during business days at reasonable times and Purchaser's inspection shall be subject to the rights of tenants under their Leases. If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed prior to the inspection or test. Purchaser shall defend, indemnify Company and hold Company, Company's tenants, agents, members, and employees and the Property harmless from and against any and all losses, costs, damages, claims, or liabilities for physical damage to persons or property and claims for nonpayment for services and materials, including but not limited to, mechanic's and materialmen's liens arising out of or in connection with Purchaser's inspection of the Property as allowed herein. The Purchaser’s indemnity herein shall survive termination of this Contract.

ARTICLE IX
TITLE REVIEW/SURVEY, WOOD BORING INSECT REPORT

Section 9.1 The Company shall deliver at no cost to Purchaser no later than ten (10) days from the Date of this Agreement, a current ALTA owners title commitment from the Title Company, but prepared through Lawyers Title of Oklahoma City, Inc., and copies of all exceptions to title shown thereon (“Title Report”) which shall include each easement or private road providing access to the Property, if any. The Company shall deliver, at no cost to Purchaser within like time frame a current ALTA minimum standard survey (“Survey”) addressed to Purchaser for the Property and any offsite easements providing access to the Property.

Section 9.2 TITLE REVIEW AND CURE: Purchaser shall review title to the Property as disclosed by the Title Report and Survey. Purchaser shall notify the Company in writing of any title objections no later than ten (10) business days after Purchaser's receipt of the last of the Survey and Title Report. The Company shall have no obligation to cure any title objections except liens of an ascertainable amount created by Seller. If the Title Company revises the Title Report to add or modify exceptions or requirements that affect title to the Property, Purchaser may object to such matter by notice to the Company within five (5) business days after such revised Title Report is delivered to Purchaser. The Company may, but shall not be obligated to, attempt to cure any title objection, except as above stated by the Closing Date. If the Company elects not to cure any title objection, or fails to cure any title objection by within fifteen (15) business days following Purchaser's notice of objections, then Purchaser may either terminate this Agreement by written notice to the Company given on or before five (5) business days after receipt of any notice by the Company that it elects not to cure or cannot cure any title objections, and the Earnest Money shall be refunded immediately to Purchaser, or waive such title objections, in which event the Closing shall occur as contemplated herein and Purchaser shall accept title to the Property subject to such title condition without reduction of Purchase Price.

Section 9.3 TITLE POLICY: At Closing, as a condition to Purchaser's obligation to close, the Title Company shall deliver to Purchaser a new Owner's Policy of Title Insurance dated as of the Closing, deleting each standard exception, containing a comprehensive endorsement, extended coverage, and any other endorsements required by Purchaser to close (the "Title Policy"), issued by the Title Company dated the date and time of Closing in the amount of the Purchase Price, insuring Purchaser as owner of fee simple title to the Property, in such form as permitted by, and subject to only such exceptions as have been approved by Purchaser previously, if any (the “Permitted Exceptions”). Charges for the Title Policy shall be assessed and paid as set forth in Section 12.1 (d).

Section 9.4 TERMITE CERTIFICATE: The Company shall provide at its cost, a termite certificate showing the Property to be free and clear of infestation or damage from termites or other wood boring insects.

ARTICLE X
OPERATIONS AND RISK OF LOSS

Section 10.1 ONGOING OPERATIONS: During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property substantially in the same manner as carried out on the date hereof. All units vacated more than five (5) days prior to Closing shall be “rent ready” at Closing in accordance with the Company’s standard practices. Company shall maintain all insurance coverages and shall maintain the Property in accordance with existing standards and policies. The Manager shall not take or fail to take any action which would make any representation or warranty set forth herein to be untrue or incorrect.

Section 10.2 PERFORMANCE UNDER LEASES AND SERVICE CONTRACTS: During the pendency of this Agreement, the Company will perform all of its obligations under the Leases and Service Contracts and other agreements that may affect the Property.

Section 10.3 NEW CONTRACTS: During the pendency of this Agreement, the Company will not enter into any Service Contract or other agreement that will be an obligation affecting the Property subsequent to the Closing, save and except leases entered into in the ordinary course and pursuant to this Agreement.

Section 10.4 TERMINATION OF SERVICE CONTRACTS: On the Closing Date, the Company shall terminate each Service Contract and other agreement affecting the Property other than the Leases, unless Purchaser notifies the Company during the Due Diligence Period as to which of such contracts should not be cancelled and will be assumed by Purchaser; provided, however, the Company shall, without further notice from Purchaser, terminate all management, leasing and employment contracts with respect to the Property prior to Closing, whether or not such contracts are terminable under their terms. Provided, the Company shall not be obligated to terminate those Service Contracts which by their terms are not subject to termination, or require the payment of money to terminate each of which Purchaser shall assume at Closing.

Section 10.5 DAMAGE OR CONDEMNATION: Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened prior to the Closing, and risk of loss to the Property due to flood or any other cause prior to the Closing, shall remain with the Company. If prior to the Closing the Property or any portion thereof shall be damaged, or if any portion of the Property shall be subject to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, the Company shall immediately notify Purchaser thereof after receipt of actual notice thereof by the Company, but in any event prior to Closing. If the Property is materially damaged or a material portion of the Property is subject to eminent domain or condemnation, Purchaser may elect within ten (10) days after receipt of such notice, to terminate this Agreement (the “Election Period”) and receive an immediate refund of the Earnest Money or to proceed to Closing. If the Closing Date is within the Election Period, then Closing shall be extended to the next business day following the end of the Election Period. If Purchaser does not elect to terminate this Agreement, and in any event if the damage or taking is not material, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effect and Purchaser shall accept an assignment from the Company of either the insurance or condemnation proceeds and receive a credit against the Purchase Price in an amount equal to the deductible of the Company’s insurance policy. For the purposes of this section, “material damage” means damage costing an amount equal to or exceed $50,000.00 to repair, and “material portion” as to a taking or condemnation means any portion of the

Improvements, or any portion of the parking areas, entry ways or access points to the Property or any taking resulting in a loss of access to any utility servicing the Property.

ARTICLE XI
CLOSING

Section 11.1 CLOSING: The consummation of the transaction contemplated herein ("Closing") shall occur at 10:00 a.m. or such other time as the parties may mutually specify on the Closing Date at the offices of the Escrow Agent.

Section 11.2 CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE: In addition to such other conditions to Closing as are specified throughout this Agreement, the obligation of Purchaser to consummate the transaction contemplated hereunder is contingent upon the following:

(a)	The representations and warranties of Sellers contained herein shall be true and correct in all material respects as of the Date of this Agreement and the Closing Date;

(b)	Manager and Sellers shall have performed its obligations hereunder and all deliveries to be made at Closing or before have been made;

(c)
There shall exist no pending or threatened action, suit or proceeding with respect to Sellers or the Property, before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby, or in which Purchaser would be required to participate in as a party following the Closing to protect its interest in the Property;

(d)	Each apartment unit shall be in “rent ready” condition as herein provided. The Company shall prorate and pay Purchaser for any post Closing concession or free rent under the Leases;

(e)	The Property shall be in substantially the same physical condition with occupancy rates at rents as existed as of the date hereof; and

(f)	The current Lender shall have approved of the Transfer of the Interests to Purchaser.

If any of the foregoing conditions to Purchaser's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, Purchaser may, in its sole discretion, terminate this Agreement by delivering written notice to the Company on or before the Closing Date, in which event the Earnest Money shall be immediately returned to Purchaser, or elect to close, notwithstanding the non-satisfaction of such condition, in which event Purchaser shall be deemed to have waived any such condition.

Section 11.3 SELLER'S DELIVERIES IN ESCROW: On or before the Closing Date, Manager shall deliver in escrow to the Escrow Agent the following:

(a)	Transfer Documents: Manager shall deliver to Purchaser, the following transfer documents, the form for which shall each be agreed upon prior to Closing:

(i)	Assignment and Assumption Agreement signed by all Sellers representing 100% of the Interests, both preferred and common.

(b)	Authority: Evidence of the existence, organization and authority of the persons executing documents on behalf of any of the Sellers reasonably satisfactory to Purchaser;

(c)	Additional Documents: Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement;

(d)	Closing Statement: A Closing Statement accurately reflecting the Purchase Price, cost allocations and prorations as herein provided for;

(e)	Rent Roll: A Rent Roll certified as true, complete and accurate by the Seller, which shall be dated no more than two (2) days prior to Closing.

(f)	Representations: A certificate verifying that all representations and warranties remain true and accurate as of the Closing Date.

Section 11.4 PURCHASER'S DELIVERIES IN ESCROW: On or before the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a)
Purchase Price: The Purchase Price, less the Earnest Money that is applied to the Purchase Price which shall be delivered to Seller by Escrow Agent, subject to the applicable prorations in Article XII. The cash portion of the Purchase Price shall be deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent's escrow account.

(b)	Assignment and Assumption Agreement.

(c)	State Law Disclosures: Such disclosure and reports as are required by applicable state and local law in connection with the conveyance of real property;

(d)	Additional Documents: Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement;

(e)	Closing Statement: A Closing Statement accurately reflecting the Purchase Price for the Interests, cost allocations and prorations as herein provided for;

Section 11.5 TITLE POLICY: The marked-up Title Commitment shall be delivered at Closing.

Section 11.6 POSSESSION: Manager shall deliver possession of the Property to Purchaser at the Closing, subject only to the exceptions reflected in the Title Policy and tenants in possession under Leases.

Section 11.7 ADDITIONAL CLOSING DELIVERIES: At Closing, Manager shall deliver to the Purchaser the original Leases and tenant files, originals of all Service Contracts and original warranties and guaranties from all contractors, subcontractors and manufacturers, as well as all owner’s manuals and related documents, and all keys used in the operation of the Property.

Section 11.8 NOTICE TO TENANTS: Manager and Purchaser shall deliver to each tenant immediately after the Closing a notice regarding the sale directing that all future rents and notices be directed to Purchaser at the address for Purchaser herein indicated.

Section 11.9 COSTS/ESCROWS: The following shall be paid out of Seller’s proceeds: (i) the cost of its deliveries and the delivery of the Property Information, (ii) half the Escrow Agent closing fee; (iii) the cost of the documentary revenue stamp, transfer taxes or similar filing costs and recording cost; (iv) the cost of the Title Policy, (v) the cost of the Survey, and (vi) any other costs specifically allocated to it hereunder. Purchaser shall pay: (i) its inspection costs; (ii) one-half of the Escrow Agent closing fee; (iii) any applicable sales tax on the Personal Property, (iv) Purchaser’s attorney’s fees, and (v) all other costs and expenses specifically allocated to it hereunder.

Section 11.10 CLOSE OF ESCROW: Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Manager and Purchaser.

Section 11.11 UTILITIES: Manager shall contact all utility contracts serving the Property effective as of the Closing and be responsible for the payment of those pre-Closing utility charges not paid by Tenants under the Leases. Purchaser shall be responsible for contracting with the providers of all utilities for post-Closing utility service to the Property.

ARTICLE XII
PRORATIONS

Section 12.1 PRORATIONS: The items in this Section 11.1 shall be prorated between Sellers and Purchaser as of the Closing Date.

(a)
Taxes and Assessments: General real estate taxes imposed by governmental authority ("Taxes") not yet due and payable shall be prorated. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Purchaser and Sellers shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates.

(b)
Collected Rent, Income and Expenses: All collected rent and other collected income under Leases and all operating expenses affecting the Property shall be prorated. Uncollected rent shall not be prorated. All prepaid rents for any period following the Closing Date shall be paid over by the Manager to Purchaser. In the event Purchaser collects rent post-Closing applicable to any period prior to Closing, it shall promptly remit same to the Manager. Provided: (i) Purchaser shall apply rent collected post-Closing first to current rents; and (ii) Purchaser shall have no obligation to file a lawsuit to collect pre-Closing rents on Sellers behalf.

(c)
Fees and Charges under Service Contracts: Fees and charges under such of the Service Contracts as are being assigned to and assumed by Purchaser at the Closing shall be prorated with the Manager responsible for fees and charges for pre-Closing periods and Purchaser responsible for post-Closing periods.

(d)
Company shall pay that portion of the premium for the Title Policy for the basic owner’s policy with all standard printed exceptions removed (the “Base Policy”) using those rates that Lawyers Title of Oklahoma City, Inc. (“Lawyers Title”) would customarily charge the Company taking into account reissue credits and any other credits or discounts generally made available to the Manager or its affiliates from time to time by Lawyers Title (the “Base Cost”). Purchaser shall pay that portion of the premium attributable to the Base Policy that exceeds the Base Cost. Purchaser shall also pay all cost or premium associated with any endorsements or other forms of affirmative coverage that Purchaser requires over and above the Base Policy.

(e)	Any transfer taxes or fees assessed by any state or local governmental authority shall be divided evenly between the parties.

Section 12.2 FINAL ADJUSTMENT AFTER CLOSING: In the event that final prorations cannot be made at Closing for any item being prorated under Section 6.1, then Purchaser and the Manager agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice.

Section 12.3 TENANT DEPOSITS: All security or other tenant deposits paid by tenants under Leases shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume all obligations related to tenant deposits.

Section 12.4 COMMISSIONS: Sellers and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than the Broker identified in Section 1.1(i). Seller shall pay any fee or commission due Broker pursuant to separate agreement. In the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement of the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

ARTICLE XIII
REPRESENTATIONS AND WARRANTIES

Section 13.1 MANAGER'S REPRESENTATIONS AND WARRANTIES: As a material inducement to Purchaser to execute this Agreement and consummate this transaction, the Manager represents and warrant to Purchaser that:

(a)
Leases: The Leases to be made available for Purchaser's review are complete copies of all of the Leases, and will include all side agreements and letter agreements. There are no oral agreements between the Company and any tenants of the Property which have not been documented and included in the tenant Lease files to be made available for Purchaser's review. All of the leases and occupancy agreements in effect at the Property on the date hereof (the “Leases”) are described in the Rent Roll delivered to Purchaser. The Rent Roll at Closing will be an accurate and complete list of all presently effective Leases, rent payments, security deposits, monetary defaults and other agreements with all tenants leasing, using or occupying the Property or any part thereof. There are no persons leasing, using or occupying the Property or any part thereof except the tenants under the Leases described in the Rent Roll.

(b)
Litigation: Other than routine collection cases filed to collect unpaid rent, there is no litigation or arbitration or other legal or administrative suit, action, proceeding of any kind pending, or to the best of Manager’s knowledge, threatened or under investigation against or involving the Company, the Property, or any part thereof.

(c)
Business Records: The Property Information provided by the Manager to Purchaser is the same information prepared by and relied upon by the Manager in connection with the operation of the Property, and to Managers knowledge does not contain any materially false information.

(d)
Governmental Notices: To the Manager’s best knowledge and belief, there are no conditions existing with respect to the Property which violate any government rule, regulations ordinance, law or statute; and that the Manager has no notice of any pending or contemplated governmental taking or similar action with respect to the Property.

(e)	Seller’s Deliveries: All of the Manager’s deliveries are true and correct copies of originals in all material respects.

(f)	Operating Statements: The operating statements delivered by the Manager to Purchaser are in all material respects true, complete and correct.

(g)
Environmental: No underground storage tanks, toxic or hazardous substances or waste, including without limitation, asbestos or any substances defined as “hazardous” or “toxic” pursuant to any applicable law (“Hazardous Materials”) have been used, stored or disposed of on the Property by Seller, its agents, employees, or contractors, or to the Manager’s best knowledge, by any other person and the Manager has received no written notice or report indicting the presence of Hazardous Substances affecting the Property. The Manager shall indemnify Purchaser against any cost arising out of the breach of this warranty and representation including, without limitation, the cost of any required or necessary tests, repair, monitoring and/or removal of Hazardous Substances from the Property.

(h)
Unpaid Bills: There are no bills unpaid (other than routine matters incurred in the ordinary course of business), liens filed or claims pending in connection with the Company’s ownership of the Property, and none will exist as of the Closing Date, and Manager hereby agrees to indemnify and hold Purchaser harmless from any and all losses, damages, claims, costs, expenses, and causes of action, including, but not limited to, reasonable attorneys’ fees, resulting from or in any way related to any such unpaid bills, liens or other claims, either through the Reserve Holdback Fund or otherwise.

(i)
Roads, Streets and Improvements: All public and/or private streets, detention and storm water improvements and other improvements affecting the Property have been installed in accordance with each applicable rule, regulation, code or ordinance, have been dedicated and accepted by each required public authority.

In the event of any material adverse change in any of the Manager representations and warranties, the Manager shall promptly notify Purchaser of such change.

ARTICLE XIV
DEFAULT AND DAMAGES

Section 14.1 DEFAULT BY PURCHASER: In the event that Purchaser shall fail or refuse to Close the purchase of the Property as provided for in this Agreement, Purchaser agrees that the Manager shall have the right to demand that the Escrow Agent deliver the Earnest Money to the Manager as liquidated damages to compensate the Company for time spent, labor and services performed, and the loss of its bargain. Purchaser and the Manager agree that it would be impracticable or extremely difficult to affix damages in the event of Purchaser's default and that the Earnest Money, together with the interest thereon, represents a reasonable estimate of the Company’s damages. Under such circumstances, the Manager agree to accept the Earnest Money as the Company’s total damages and relief hereunder in the event of Purchaser's default hereunder the Company expressly waives the right to sue for damages or to seek specific performance. In the event that Purchaser does so default, this Agreement shall be terminated and Purchaser shall have no further right, title, or interest in the Property.

Section 14.2 DEFAULT BY SELLER: In the event of default by the Manager or by any Seller in any of its obligations under this Agreement, Purchasers sole remedy shall be to terminate this Agreement, in which event Purchaser shall be entitled to the return by the Escrow Agent to Purchaser of the Earnest Money; provided, however, in the event Seller does not obtain the Sellers Consents on or before January 31, 2007, Seller shall owe Purchaser a fee of $35,000 (the “Breakup Fee”) for its expenses in costs expended in reliance upon Seller’s assurances that it could obtain the said consents, but upon payment of the Breakup Fee shall have no further liability to Purchaser.

ARTICLE XV
MISCELLANEOUS

Section 15.1 PARTIES BOUND: No party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void, except to a qualified intermediary to facilitate a Internal Revenue Code § 1031 exchange. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. Provided, however, Purchaser may assign this Agreement to an entity related to or affiliated with Purchaser or an entity formed by Purchaser to acquire the Property, of which Purchaser shall provide written notice to Seller prior to each Closing.

Section 15.2 CONFIDENTIALITY: The parties acknowledge that all information with respect to the Property furnished or to be furnished to either party is, has been and will be so furnished on the condition that both the Company and Purchaser maintain the confidentiality thereof. Accordingly, as a material inducement for Purchaser to enter into this Agreement, the Company covenants and agrees that it shall, and shall cause its representatives, agents and brokers, to, hold in strict confidence, and not disclose to any other party (including by advertisement or press release) without the prior written consent of the Purchaser: (i) any of the information with respect to the Property delivered to Purchaser by the Company or any of its agents, representatives or employees, or (ii) the existence of this Agreement or any term or condition hereof, (iii) the results of any inspections or studies undertaken in connection herewith or (iv) the Closing of the transaction or information related thereto. Notwithstanding the above, the Manager and Purchaser may disclose such information to individuals or entities necessary to consummate the transaction contemplated herein (such as lenders, engineers, attorneys, accountants and tax advisors (and as required by law)). This provision shall survive the Closing.

Section 15.3 HEADINGS: The article and section headings of this Agreement are of convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

Section 15.4 INVALIDITY AND WAIVER: If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible and so long as each party obtains the principal benefits for which it bargained, the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

Section 15.5 GOVERNING LAW: This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

Section 15.6 SURVIVAL: Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, and agreements contained in this Agreement shall survive the Closing and the execution and delivery of the Deed required hereunder for a period of twelve (12) months immediately following the Closing Date.

Section 15.7 NO THIRD PARTY BENEFICIARY: This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

Section 15.8 ENTIRETY AND AMENDMENTS: This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Purchaser, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

Section 15.9 TIME: Time is of the essence in the performance of this Agreement.

Section 15.10 ATTORNEY'S FEES: Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys' fees, expended or incurred in connection therewith.

Section 15.11 NOTICES: All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.1. Any such notices shall be either (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered upon deposit, postage prepaid in the U.S. mail, (b) sent by overnight delivery for next business day delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (c) sent by facsimile, in which case notice shall be deemed delivered upon transmission of such notice and evidence of receipt of said transmission, with a hard copy mailed the next business day, or (d) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

Section 15.12 CONSTRUCTION: The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 15.13 CALCULATION OF TIME PERIODS: Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.

Section 15.14 EXECUTION IN COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

Section 15.15 SECTION 1031 EXCHANGE: At either party’s request the other will execute such documents and perform such other acts as are reasonably requested in cooperation with either party’s effort to have the sale of the Property hereunder considered to be part of a so-called "like-kind exchange" under §1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided:

All such documents shall be prepared by or at the direction and expense of the requesting party; and the party to whom a request is directed shall not incur any expense in connection with the performance of this Section;

Any such requested conduct will not delay the closing of the transaction beyond the specified Closing Date;

By this Agreement or acquiescence to the Exchange, neither party shall (1) have its rights under this Agreement affected or diminished in any manner, or (2) be responsible for compliance with or be deemed to have warranted to the other that the Exchange in fact complies with § 1031 of the Code; and

Section 15.16 LIABILITY: The individuals executing this Agreement are not so executing in their personal capacities, but solely as officers, partners, members or managers of the entities named herein in the exercise of the power and authority conferred upon and vested in said individuals in such capacity. It being understood and agreed that all of the warranties, indemnities, representations, covenants, undertakings and agreement herein made on the part of the parties hereto, are undertaken solely in its corporate or official capacity and not personally on behalf of the individuals executing on behalf of said parties. No personal liability or personal responsibility is assumed by or shall at any time be assessed or enforceable against any such individuals on account of any warranty, indemnity, representation, covenant, undertaking or agreement contained herein. The foregoing shall not limit the liability of any entity or person for fraud or misrepresentation. The provisions of this Section 15.16 shall survive Closing.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

"THE COMPANY"
WEST OKC HIGHLANDPOINTE
ASSOCIATES LLC,
By  HP Partners of West OKC, LLC,
its Managing Member

By: /s/ John Clayton
John Clayton, Manager
of HP Partners of West OKC, LLC

DATE: 12/26, 2006

“PURCHASER”

HIGHLAND POINTE ACQUISITION, L.L.C.

By /s/ Chad Sneed

Name Chad Sneed

Title Manager

DATE: 12/26, 2006

ACKNOWLEDGMENT BY ESCROW HOLDER

The Escrow Holder hereby agrees to perform its obligations under this Agreement and acknowledges receipt of the Earnest Money of Fifty Thousand Dollars ($50,000), and a fully executed counterpart of this Agreement.

Escrow Agent shall hold and dispose of the Earnest Money in accordance with the terms of this Agreement. Seller and Purchaser agree that the duties of the Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Earnest Money in accordance with this Agreement. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Earnest Money for any reason other than Escrow Agent's tortious acts or omissions. In the event that Escrow Agent shall be in doubt as to its duties or obligations with regard to the Earnest Money, or in the event that Escrow Agent receives conflicting instructions from Purchaser and Seller with respect to the Earnest Money, Escrow Agent shall not be required to disburse the Earnest Money and may, at its option, continue to hold the Earnest Money until both Purchaser and Seller agree as to its disposition or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent may interplead the Earnest Money in accordance with the laws of the state in which the Property is located.

Escrow Agent shall not be responsible for any interest on the Earnest Money except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Earnest Money prior to the date interest is posted thereon if such withdrawal is upon instruction of either the Seller or Purchaser.

ASSURED QUALITY TITLE COMPANY

By___________________________________

Its __________________________________

DATE: ________________, 2006

[Exhibits Omitted]